Exhibit 10.30

This is an English Translation

Guaranty Contract

(Executed by and applicable to Guarantor as Entity)

Number: MSFL-2011-1287-S-HZ-002-BZ

Minsheng Financial Leasing Co., Ltd.

Guarantor: Legend Holdings Limited

Domicile: 10th Floor, Block A, Rongkezixun Center, No. 2 Kexueyuan South Road, Haidiian District, Beijing

Legal Representative: Chuanzhi Liu

Post Code: 100190

Tel: 010-62509121

Fax: 010-62509165

Creditor: Minsheng Financial Leasing Co., Ltd.

Domicile Place: No. 3 Building, Financial Center, No. 158 Xisan Avenue, Port Free Trade Zone, Tianjin

Office: Jiabing Building, Beijing Friendship Hotel, No. 1 Zhongguancun South Street, Haidian District, Beijing

Legal Representative: Linshan Kong

Tel: 010-68940066

Fax: 010-68940066 ext. 9800

Whereas:

The Creditor, acting as the Lessor, has entered in to a “Financial Lease Contract” (Contract No.MSFL-2011-1287-S-HZ-002, hereafter referred to as the “Master Contract”) with the Lessee Beijing China Auto Rental Co., Ltd. In order to ensure the performance of the Master Contract, and upon the application of the Lessee, the Guarantor agrees to provide this Maximum Amount Guaranty in relation to the obligation to the Creditor assumed by the Lessee under the Master Contract (hereinafter referred to as the “Guaranty”).

In order to clarify the rights and obligations of the Guarantor and the Creditor, and in accordance with the relevant provisions of the “Security Law of the People’s Republic of China” and other laws and regulations, the Guarantor and the Creditor hereby enter into this Contract through equal consultation.

Definition

The Guaranty up to a Maximum Amount is referred to as an agreement of a guaranty provided by the Guaranty to the Creditor in respect of the entire obligation (including but not limited to the principal obligation as defined in Article 2) formed up to a maximum amount. Such maximum amount is determined by the Creditor and the Guarantor with respect to the debtor’s obligation.

Article 1 Representations and Warranties of Guarantor

1.1  The Guarantor is a PRC duly registered legal person with the qualification and capacity to provide this Guaranty.

1.2  The Guarantor’s provision of this guaranty is in compliance with the procedures provided in the Creditor’s article of association, and has arranged all requisite procedures.

1.3  The Guarantor undertakes that it shall provide all the certificate documents to the Creditor in relation to the execution and performance of this Contract, and shall be responsible for the authenticity, legality and integrity of such documents.

1.4  This Guaranty shall be in compliance with State laws, regulations and provisions of relevant departments.

1.5  In the event of any losses of the Creditor incurred from any flaws in respect of the Guarantor’s qualification and guaranty approval procedures, the Guarantor shall be liable for such losses.

Article 2 Principal Obligatory Right

2.1  The principal obligatory right secured by the guaranty under this Contract shall be the obligatory right enjoyed by the Creditor against the Lessee under the Master Contract. The maximum amount of principal of the said obligatory right is (Amount) RMB One Hundred Million (¥100,000,000.00). The Guarantor agrees to provide joint and several liability security with respect to the obligations borne by the Lessee under the Master Contract. The Master Contract shall be an integral part of this Contract.

Article 3 Term of Lessee’s Performance of Obligation

3.1  The term of the Lessee’s performance of obligation shall be: two years after the complete performance of the Master Contract. If the Creditor claims the obligation due in advance, the date due in advance shall be the expiration date of performance of the obligation.

Article 4 Form of Guaranty

4.1 The Guarantor confirms that the Guaranty shall be an irrevocable joint and several liability guaranty, and the Guarantor shall bear joint and several guaranty liability for all the obligation of the Lessee under the Master Contract.

4.2  Where the Lessee fails to timely perform or perform in full at the expiration of the term of performance of the obligation as provided in the Master Contract, the Creditor has the right to directly require the Guarantor to bear guaranty liability.

Article 5 Scope of Guaranty

5.1  The scope of the Guaranty shall cover all leasing fees, liquidated damages, and damages for losses, various expenses paid for the realization of obligatory right by the Creditor (including, without limitation, litigation fee, arbitration fee, attorney’s fee, traveling expense, and auction and evaluation fee when the leased properties under the Mater Contract is withdrawn) and any other amount payable. In the event of any change of the interest rate as agreed in the Master Contract, the correspondingly amount adjusted due to such change shall be included.

5.2  The Guarantor fully acknowledges the Master Contract and hereby undertakes it shall not make any objection thereto.

Article 6 Term of Guaranty

6.1  The term of Guaranty shall be two years from the effective date hereof until the second anniversary of the expiration date hereof.

Article 7 Assumption of Guaranty Liability

7.1  Upon the occurrence of one of the following events, the Creditor is entitled to directly require the Guarantor to pay the Creditor all amounts payable to the Creditor by the Lessee, without first recovering from the Lessee:

7.1.1  The Lessee fails to pay the leasing fee and other amount payable in accordance with the term, amount and currency as provided in the Master Contract.

7.1.2  The Creditor decides to terminate the Master Contract due to the Lessee’s breach of the Master Contract.

7.1.3  During the performance term of the Master Contract, bankruptcy, closedown, cessation of production, merger, transference of production, reorganization and other events occur to the Lessee, which affect its payment of the leasing fee and other amount payable.

7.2  Upon the occurrence of the above events, the Creditor is entitled to send a payment notice to the Guarantor.

7.3  Within 10 days upon the receipt of the payment notice sent by the Creditor requiring the Guarantor to bear guaranty liability, the Guarantor shall unconditionally bear all the guaranty liability to the Creditor within the scope of guaranty.

7.4  If the Guarantor fails to perform the said guaranty liability in accordance with the term provided in the preceding paragraph, the Guarantor shall compensate the Creditor economic loss incurred therefrom.

7.5  The Guarantor shall bear the guaranty liability in accordance with the currency used to pay the leasing fee provided in the “Financial Lease Contract” by the Lessee.

7.6  If the Guarantor knows that the Creditor has in any way entered into other guaranty contracts with any other guarantor (if available) of the Master Contract, the Guarantor shall still voluntarily bear guaranty liability in accordance with this Contract, and the Guarantor undertakes that regardless of any events that may affect the Creditor’s preemption right, the Guaranty will not claim a discharge of guaranty liability within the scope of the Creditor’s preemption right eliminated.

Article 8 Amendment of Master Contract and Assignment of Obligatory Right

8.1  During the term of the Guaranty, in the event of any amendment of the Master Contract agreed by the parties thereof, which adds guaranty liability to the Guarantor, such amendment shall be subject to the Guarantor’s prior written consent; otherwise the Guarantor will not bear guaranty liability added.

8.2  In the event of any adjustment of the leasing fee under the provisions hereof due to adjustment of interest rate, the Guarantor hereby acknowledges that it shall still bear joint and several liability to the leasing fee adjusted, without issuing any written consent.

8.3  During the term of guaranty, if the Creditor assigns to a third party all or part of the right under the Master Contract, the Guarantor shall still bear joint and several liability to the assignee of the Creditor in accordance with the provisions hereof.

Article 9 Financial Supervision over the Guarantor

9.1  During the term of this Guaranty, the Creditor is entitled to exercise supervision over the Guarantor’s financial and assets position, and require the Guarantor to provide its financial statements (balance sheets, income statements, and cash flow statements, etc.) or other documentation. The Guarantor shall provide the foregoing in a timely manner.

9.2  During the term of this Guaranty, the Guarantor shall provide the Creditor with annual financial reports within 90 days after the end of each financial year.

9.3  During the term of this Guaranty, the Guarantor allows the Creditor to inspect the financial books and financial position in its company and affiliates or domiciles at any time, and fulfils necessary inspection requirements.

Article 10 Effectiveness of Guaranty

10.1  This Guaranty is an irrevocable guaranty in favor of the Creditor and successors and assignees of the Creditor, or other successors and assignees of rights and obligations.

10.2  This Guaranty is unconditional and its validity is not affected by the following events or any other events that are not attributable to the Creditor:

10.2.1  changes of the Parties under this Guaranty including names, domiciles and articles of association, legal representatives, business scopes and corporate nature;

10.2.2  merger, division, closure, revocation, dissolution, bankruptcy etc., relating to the Lessee and Guarantor;

10.2.3  the Lessee or Guarantor implements any directives and regulations issued by the regulatory authorities in charge. The Lessee or Guarantor enters into any contracts, agreements and other documents with any other entities.

10.3  The Guarantor’s successors, receivers, assignees or other successors and assignees of rights and obligations are bound by this Contract and assume all liabilities of guaranty under this Contract. Except as otherwise permitted in writing by the Creditor, transfer of any obligations under this Contract by the Guarantor is invalid.

10.4  Any change, invalidity or rescission of the Master Contract does not affect the validity of guaranty under this Contract. The Guarantor shall continue to assume the liability of guaranty for the Creditor within the guaranty scope under this Contract.

Article 11 Liability for Breach of Contract

11.1  In the case that the Guarantor violates the agreements under this Contract, and fails to repay debts due by the scheduled time on behalf of the Debtor, it shall pay liquidated damages to the Creditor based on five per ten thousand of the outstanding debts per day.

Article 12 Governing Law and Dispute Resolution

12.1  This Contract and the rights and obligations of both Parties under this Contract are governed by applicable laws of the People’s Republic of China, and interpreted in accordance with the laws of the People’s Republic of China.

12.2  Any disputes relating to this Contract shall be resolved through friendly consultation by both Parties as agreed upon in this Contract. In case no settlement can be reached, clause (1) of the following ways shall be applied for resolution:

(1) Any Party may file a lawsuit to the People’s Court with jurisdiction in Tianjin;

(2) Arbitrated by /

(3) Other: /                       .

Article 13 Communication

13.1  Any notices, requests or other communication under this Agreement shall be made in writing and sent to the following addresses or telex or fax numbers of relevant Parties (or other addresses or telex or fax numbers notified by such recipients to the other Party 10 days in advance):

The Creditor: Minsheng Financial Leasing Co., Ltd.

Attention: Gaoqian Qu

Address: 3F, Jiabin Building, Beijing Friendship Hotel, No. 1, Zhongguancun South Street Haidian District, Beijing

Tel: 010-68940066 (ext: 9932)

Fax: 010-68486546

The Guarantor: Legend Holdings Limited

Attention: Zhenxing Shao

Address: 10F, Building A, Raycom InfoTech Park, No. 2, Kexueyuan South Road, Haidian District, Beijing

Tel: 010-62509121

Fax: 010-62509165

13.2  Any notices, requests or other communication under this Agreement sent to the relevant Parties at the above addresses shall be deemed served:

(1) if delivered by letter, the actual arrival at the relevant addresses shall be deemed as being served;

(2)  if sent by telex, the time of receipt of a confirmation receipt after sending shall be deemed as being served;

(3)  if sent by fax, the time of sending shall be deemed as being served.

Article 14 Contract Execution Location

14.1 This Contract is signed in Haidian District, Beijing.

Article 15 Miscellaneous

15.1  This Contract comes into effect as of the date signed by both Parties’ legal representatives or authorized representatives and affixed with official seals.

15.2  The original copy of this Contract shall be made in quadruplicate with the Guarantor holding two copies and the Creditor holding two copies. Each copy has the same legal effect.

Article 16 Other Agreements

The Lessee shall pay the leasing fee to the Creditor on the 15th day of each month as agreed upon in the abovementioned Financial Leasing Contract. In the case that the Lessee is unable to pay the full amount of leasing fee and other payments, the Guarantor shall unconditionally pay the overdue leasing fee on behalf of the Lessee. Once the overdue payment of the Lessee occurs, the Guarantor shall directly pay the outstanding overdue leasing fee that the Lessee fails to pay before the 16th day of the month. The Guarantor shall directly make the payment to the Creditor after receipt of notice from the Creditor. The Creditor’s account for receivables is as follows:

Bank: Tianjin Haihe Branch, China Minsheng Banking Corp. Ltd.

Account Name: Minsheng Financial Leasing Co., Ltd.

Account Number: 2106014040000068

(This Page is for signature only, without context)

The Guarantor: Legend Holdings Limited	(Seal)

[Company’s seal affixed]

Legal Representative (or Authorized Agent):	(Signature or Seal)

/s/ Chuanzhi Liu

Date: July 5, 2011

The Creditor: Minsheng Financial Leasing Co., Ltd.	(Seal)

[Company’s seal affixed]

Legal Representative (or Authorized Agent):	(Signature or Seal)

/s/ Wei Zhou

Date: July 5, 2011